Exhibit 99.2

ADJUSTED INCOME PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

NDCHealth Corporation and Subsidiaries

(Continuing Operations)

Adjusted Diluted Income Per Share from Continuing Operations is defined as Income from Continuing Operations before the after-tax effect of Restructuring, Special Governance and Other Charges on a per share basis. Adjusted Diluted Income Per Share is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to Earnings Per Share reported by other companies. Management believes Adjusted Diluted Income Per Share is useful to investors, analysts and others because it provides a meaningful representation of the company’s ongoing operating earnings performance as it excludes certain items that management believes are not reflective of the company’s core operating results over time.

Reconciliation of Adjusted Income Per Share from Continuing Operations to Diluted Earnings Per Share from Continuing Operations, the most directly comparable GAAP financial measure, for the three-month ended September 2, 2005 and August 27, 2004 is provided below. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

	Three Months Ended
	September 2, 2005	August 27, 2004
Income from Continuing Operations (After-tax) (Effective Tax Rates: 44.6%* in Q1 FY06 and 39.0% in Q1 FY05)	$2,639	$762
Restructuring, Special Governance and Other Charges (After-tax) (Effective Tax Rates: 30.3% in Q1 FY06 and 39.0% in Q1 FY05)	$2,736	$237

Adjusted Income from Continuing Operations	$5,375	$999

Weighted Average Shares - Diluted	36,191	36,002

	Three Months Ended
	September 2, 2005	August 27, 2004
Diluted Income Per Share from Continuing Operations	$0.07	$0.02
Restructuring, Special Governance and Other Charges	$0.08	$0.01

Adjusted Income Per Share from Continuing Operations	$0.15	$0.03

*	The effective tax rate of 44.6% in the first quarter of fiscal 2006 reflects the effect of certain non-deductible expenses included in Restructuring, Special Governance and Other Charges in the quarter, and is not expected to be representative of the tax rate for the remainder of fiscal 2006.